UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2008

RIM SEMICONDUCTOR COMPANY

(Exact name of registrant as specified in its charter)

Utah	000-21785	95-4545704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

305 NE 102nd Ave, Suite 350, Portland, OR 97220
(Address of principal executive offices, including Zip Code)

(503) 257-6700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

0 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

0 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

0 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

0 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.

In July 2008, Rim Semiconductor Company (the “Company”) entered into an amendment (the “July Professional Amendment”) with Professional Offshore Opportunity Fund, Ltd. (“Professional”), one of the holders of the Company’s two-year 7% Senior Secured Convertible Debentures (the “2006 Debentures”).  The July Professional Amendment amends the terms of the 2006 Debenture held by Professional to (i) extend the maturity date to September 30, 2008, (ii) extend the payment date for interest that will have accrued on such debenture to September 30, 2008, and (iii) change the variable conversion price of Professional’s 2006 Debenture to 75% of the closing bid price of the common stock on the trading day immediately preceding the conversion date.  The conversion price is subject to adjustment.  The July Professional Amendment also included a waiver of any event of default that may have occurred under the terms of the 2006 Debentures or the Securities Purchase Agreement entered into in connection with the 2006 Debentures prior to the date thereof.

Effective July 10, 2008 (the “Effective Date”), the Company entered into an amendment (the “2007 Notes Amendment”) with the twelve holders of its two-year 10% Secured Convertible Notes (the “2007 Notes”).  The 2007 Notes Amendment amended the terms of the 2007 Notes by providing for the payments of accrued interest owed to such investors to be made, at the Company’s option, in cash or common stock of the Company.  The 2007 Notes Amendment also included an agreement that any event of default by the Company or failure of the Company to comply with the terms of any securities of the Company issued to or held by Professional, including, without limitation, the 2006 Debentures, will not at any time in the future constitute an event of default under the terms of the 2007 Notes or any of the transaction documents executed in connection therewith.  The 2007 Notes Amendment further included waivers of any event of default that may have occurred under the terms of the 2007 Notes and the transaction documents entered into in connection therewith prior to the Effective Date.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Between June 20 and July 11, 2008, the Company issued 1,842,857,515 shares of common stock upon conversion of the Company’s 2007 Notes, 238,855,926 shares of common stock in payment of accrued interest due on the 2007 Notes, and 523,190,656 shares of common stock upon conversion of the Company’s 2006 Debentures.  As a result of these conversions, the outstanding principal due on the 2007 Notes has been reduced to approximately $2,473,000 and the outstanding principal due on the 2006 Debentures has been reduced to approximately $286,000 as of the date of this Report.

The Company has 4 billion shares of common stock authorized for issuance.  As of July 11, 2008, following the issuance of shares upon conversion of promissory notes and for services rendered, as well as the issuance of the shares described above, all 4 billion of the Company’s authorized shares were issued and outstanding.  As a result, as of the date of this Report, there are no shares available to the Company to satisfy future conversion of any of the Company’s derivative securities.

Pursuant to Section 14(i)(c) of the 2006 Debentures, the Company is in default if it fails to authorize or cause its transfer agent to issue shares of common stock within five trading days after exercise by the holder of such holder’s conversion rights under the debenture.  If the Company is unable to perform its obligations under the 2006 Debentures, at the option of the holder, all unpaid principal and interest on the 2006 Debentures may be made immediately due and payable at the demand of such holder.  On July 15, 2008, the Company received a request from Professional to convert a portion of its 2006 Debentures.  Since there are no shares of common stock available to the Company to honor such request, effective July 22, 2008, the Company is in default on approximately $186,000 of 2006 Debentures held by Professional.

Pursuant to Section 3.12 of the 2007 Notes, the Company is in default if it fails to reserve for issuance upon conversion of the 2007 Notes the amount of the Company’s common stock set forth in the 2007 Notes and subscription agreement entered into in connection therewith.  Since the Company has issued all of its authorized common stock as of the date of this Report, the Company is presently in default on the 2007 Notes.  To secure the Company’s obligations under the 2007 Notes, the Company granted a security interest in substantially all of the assets of the Company, including its intellectual property, in favor of the lenders.  Because the Company is unable to perform its obligations under the 2007 Notes, the lenders have the option to make all unpaid principal and interest on the 2007 Notes immediately due and payable at their demand.  In addition, each lender could seek to foreclose and obtain possession or force the sale of substantially all of the Company’s assets, including its products under development, pursuant to its security interest.  As of the date of this Report, none of the lenders have taken any action to redeem the 2007 Notes or to foreclose on the Company’s assets.  The Company is presently in discussions with the lenders and is seeking a waiver of this default.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Rim Semiconductor Company

Dated: July 23, 2008	By:	/s/ Brad Ketch
Brad Ketch President and Chief Executive Officer